                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CVS Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                       CVS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 19, 2000
                                   10:00 A.M.

                                 CVS Corporation
                                  One CVS Drive
                         Woonsocket, Rhode Island 02895


                               ------------------


To our stockholders:

     We are pleased to invite you to attend our 2000 annual meeting of stockholders to:

     |X|  Elect 11 directors;

     |X|  Ratify the appointment of KPMG LLP as independent auditors for 2000;
          and

     |X|  Conduct other business properly brought before the meeting.

     Stockholders of record at the close of business on February 24, 2000 may vote at the meeting.

     Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person.

     By Order of the Board of Directors,

     Thomas M. Ryan
     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

PROXY STATEMENT TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                           PAGE
                                                                           ----
  Information about the Annual Meeting and Voting.............................1

  ITEM 1:   Election of Directors.............................................4

            Biographies of our Board nominees.................................4
            Committees of the Board of CVS....................................6
            Director Compensation.............................................7
            Directors and Officers Liability Insurance........................7
            Compensation Committee Interlocks and Insider Participation.......8
            Share Ownership of Directors and Certain Executive Officers.......8
            Share ownership of Principal Stockholders.........................9
            Compensation Committee Report on Executive Compensation..........10
            Summary Compensation Table.......................................14
            Stock Options....................................................16
            Stock Performance Graph..........................................17
            Certain Executive Arrangements...................................18
            Transactions with Directors and Officers.........................20

  ITEM 2:   Ratification of Appointment of Independent Auditors..............22

  ITEM 3:   Other Matters....................................................22

            Audit Committee Report...........................................22
            Section 16(a) Beneficial Ownership Reporting Compliance..........23
            Proxy Solicitation...............................................23
            Stockholder Proposals for Annual Meeting in 2001.................23

  Exhibit A - Audit Committee Charter


INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
--------------------------------------------------------------------------------

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2000 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 9, 2000 to all stockholders entitled to vote. The CVS 1999 Annual Report, which includes our financial statements, is being sent with this proxy statement.

DATE, TIME AND PLACE OF MEETING

     Date:     April 19, 2000

     Time:     10:00 a.m.

     Place:    One CVS Drive
               Woonsocket, Rhode Island

SHARES ENTITLED TO VOTE

           Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the "ESOP preference stock") at the close of business on the record date, February 24, 2000. As of the record date, there were approximately 402.9 million shares of common stock and approximately 5.1 million shares of ESOP preference stock outstanding. All ESOP preference stock is held by The Bank of New York, as Trustee under the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP").

           Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

VOTING YOUR PROXY

           Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

           The enclosed proxy card indicates the number of shares that you own.

           Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

               |X| "FOR" the election of all 11 nominees for director (as described on page 4); and

               |X| "FOR" the ratification of the appointment of KPMG LLP as the Company's independent auditors for fiscal 2000 (as described on page 22).

           If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

REVOKING YOUR PROXY

    You may revoke your proxy by:

               |X|  sending in another signed proxy card with a later date;

               |X| notifying our Secretary in writing before the meeting that you have revoked your proxy; or

               |X|  voting in person at the meeting.

VOTING IN PERSON

           If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 24, 2000, the record date for voting.

APPOINTING YOUR OWN PROXY

           If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

QUORUM REQUIREMENT

           A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

VOTE NECESSARY TO APPROVE PROPOSALS


         Item                                      Vote Necessary*

Item 1: Election of directors          Directors are elected by a plurality of
                                       the votes represented by the shares of
                                       common stock and ESOP preference stock
                                       present at the meeting in person or by
                                       proxy, voting as a single class.

                                       This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes "for" and "against" affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2  Ratification of appointment    Approval is by affirmative vote of a
        of independent auditors        majority of the votes represented by the
                                       common stock and the ESOP preference
                                       stock present at the meeting in person or by proxy, voting as a single class.
                                       Abstentions are counted and have the
                                       effect of a vote against.


--------------
* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you.

ITEM 1:  ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

           Our Board of Directors has nominated 11 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. Allan J. Bloostein, a current member of our Board of Directors, is retiring from the Board effective at the time of this year's annual meeting.

           Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

           During 1999, there were six meetings of the Board of Directors of CVS. Each director attended at least 75% of the meetings of the Board and the committees of which he or she was a member.

           The Board of Directors recommends the ELECTION of all nominees.

BIOGRAPHIES OF OUR BOARD NOMINEES

Eugene Applebaum             DIRECTOR SINCE 1998                         AGE 62

Mr. Applebaum has been President of Arbor Investments Group, L.L.C., a consulting firm, since April 1998. From 1963 to March 1998, he was President of Arbor Drugs, Inc. ("Arbor") and its predecessors, and from 1985 until Arbor was acquired by CVS in March 1998, he was Arbor's Chairman of the Board and Chief Executive Officer. Mr. Applebaum was first elected to CVS' Board of Directors pursuant to an agreement to elect him undertaken in the CVS/Arbor merger agreement.

W. Don Cornwell              DIRECTOR SINCE 1994                         AGE 52

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Hershey Trust Company and Milton Hershey School.

Thomas P. Gerrity            DIRECTOR SINCE 1995                         AGE 58

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania ("The Wharton School") since 1990 and Director of The E-Commerce Forum at The Wharton School since July 1999. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Reliance Group Holdings, Inc., Purchasing Solutions, Inc., Sunoco, Inc., Knight-Ridder, Inc., and Internet Capital Group, Inc., and is a trustee of the MAS Funds.

Stanley P. Goldstein         DIRECTOR SINCE 1984                         AGE 65

Mr. Goldstein is a retired founder of CVS. From January 1987 to April 1999, Mr. Goldstein was Chairman of the Board of the Company, and from January 1987 to May 1998, he was Chief Executive Officer of the Company. Mr. Goldstein is a director of Bell Atlantic Corporation, Linens 'n Things, Inc. and
Footstar, Inc.

Marian L. Heard              DIRECTOR SINCE 1999                         AGE 59

Ms. Heard has been President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency, since February 1992. Ms. Heard is a director of Blue Cross & Blue Shield, FleetBoston Financial Corporation, Liberty Mutual Insurance Company and The New England Aquarium, and is a trustee of the Dana-Farber Cancer Institute.

William H. Joyce             DIRECTOR SINCE 1994                         AGE 64

Mr. Joyce has been Chairman of the Board and Chief Executive Officer of Union Carbide Corporation, a leading producer of chemicals and polymers, since January 1996. From January 1993 to January 1996, he was President, Chief Operating Officer and director of Union Carbide Corporation. Mr. Joyce is a director of Reynolds Metals Company.

Terry R. Lautenbach          DIRECTOR SINCE 1991                         AGE 61

Mr. Lautenbach is retired. From 1988 to 1992, he served as Senior Vice President of IBM Corporation, a multinational advanced information technology company, where he was responsible for worldwide manufacturing and product development and North American marketing and services. Mr. Lautenbach is a director of Air Products and Chemicals Inc., Varian Associates, Inc. and Footstar, Inc., and is a trustee of Loomis-Sayles Mutual Funds.

Terrence Murray              DIRECTOR SINCE 1996                         AGE 60

Mr. Murray has been Chairman and Chief Executive Officer of FleetBoston Financial Corporation since May 1982. Mr. Murray is a director of A.T. Cross Company, Allmerica Financial Corporation, The Federal Reserve Bank of Boston and Partners Healthcare Systems, Inc., a trustee of Brigham and Women's Hospital and the Museum of Fine Arts, Boston, a trustee emeritus of Brown University and an honorary trustee of The Rhode Island School of Design.

Sheli Z. Rosenberg           DIRECTOR SINCE 1997                         AGE 58

Ms. Rosenberg has been Vice Chairman of Equity Group Investments, L.L.C., a real estate investment firm, since January 2000. From 1994 to January 2000, Ms. Rosenberg served as President, Chief Executive Officer and a director of Equity Group Investments. From 1980 to 1997, she was also a principal of the law firm Rosenberg & Liebentritt, P.C. Ms. Rosenberg is a director of Anixter International, Inc., Capital Trust, Inc., Dynergy, Inc., Manufactured Home Communities, Inc. and Danka Business Systems PLC, and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan               DIRECTOR SINCE 1996                         AGE 47

Mr. Ryan has been Chairman of CVS Corporation since April 1999 and Chief Executive Officer of CVS Corporation since May 1998. He has also been Chairman of CVS Pharmacy, Inc. since April 1999 and Chief Executive Officer of CVS Pharmacy, Inc. since April 1994. From May 1998 to April 1999, Mr. Ryan served as President of CVS Corporation, and from October 1996 to May 1998, he was Vice Chairman of the Board and Chief Operating Officer of CVS Corporation. From January 1994 to April 1999 he also served as President of CVS Pharmacy, Inc. Mr. Ryan is a director of FleetBoston Financial Corporation and Reebok International Ltd.

Ivan G. Seidenberg           DIRECTOR SINCE 1993                         AGE 53

Mr. Seidenberg has been Chairman and Chief Executive Officer of Bell Atlantic Corporation ("Bell Atlantic"), a worldwide communications company, since December 1998. From June 1998 to December 1998, he was Vice Chairman and Chief Executive Officer of Bell Atlantic; from August 1997 to June 1998, he was Vice Chairman, President and Chief Operating Officer of Bell Atlantic; from April 1995 to August 1997, he was Chairman and Chief Executive Officer of NYNEX Corporation ("NYNEX"); and from January 1995 to April 1995, he was President, Chief Executive Officer and a director of NYNEX. Mr. Seidenberg is a director of American Home Products Corporation, Boston Properties, Inc., Honeywell International, Inc. and Viacom Inc.

COMMITTEES OF THE BOARD OF CVS

AUDIT COMMITTEE

      William H. Joyce, Chair
      W. Don Cornwell
      Thomas P. Gerrity
      Marian L. Heard

           The Audit Committee met three times during 1999. Each member of the Audit Committee is "independent" as defined in the listing standards of the New York Stock Exchange, on which CVS' common stock is listed. The Board of Directors has approved a written charter for the Audit Committee, a copy of which is included as Exhibit A to this Proxy Statement. The Audit Committee: (i) oversees the financial reporting process and internal control systems; (ii) oversees the internal and independent audit function; (iii) oversees that the annual consolidated financial statements and quarterly financial statements are prepared in accordance with generally accepted accounting principals; (iv) oversees and supervises special investigations; (v) recommends to the Board the appointment of independent auditors and annually evaluates the auditors' independence;
      (vi) reviews compliance with the corporate code of conduct; (vii) approves CVS' internal audit plan; and (viii) will annually review and assess the adequacy of its Charter, and may amend the Charter as appropriate with Board approval.

NOMINATING COMMITTEE

      Ivan G. Seidenberg, Chair
      Eugene Applebaum
      Allan J. Bloostein
      William H. Joyce
      Terry R. Lautenbach
      Sheli Z. Rosenberg

           The Nominating Committee met twice during 1999. It, together with the Chairman of the Board, nominates directors for election by the Board. While there are no formal procedures for stockholder recommendations, the Nominating Committee will consider nominees recommended by stockholders.

COMPENSATION COMMITTEE

      Terry R. Lautenbach, Chair
      Allan J. Bloostein
      Terrence Murray
      Sheli Z. Rosenberg

           The Compensation Committee met four times during 1999. The Compensation Committee: (i) reviews and approves the salary, bonus and other compensation of all officers of CVS and of each executive of CVS or its subsidiaries whose annual base salary is greater than $200,000; (ii) administers the 1997 Incentive Compensation Plan and any outstanding awards under any other stock option plans of the Company and its subsidiaries, subject to the terms of such plans; and (iii) administers any profit incentive plans for the benefit of CVS.

DIRECTOR COMPENSATION

           We provide the following compensation to our non-employee directors for their services as directors:

ANNUAL FEES

          |X| Each non-employee director receives an annual retainer of $30,000 and attendance fees of $1,500 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

          |X| Each non-employee director who chairs a committee of the Board receives an additional annual retainer of $2,500 for each committee he or she chairs.

DIRECTOR STOCK PLAN; DIRECTOR FEES PAYABLE IN STOCK

           Under the 1996 Directors Stock Plan, non-employee directors receive an annual award of 700 shares of common stock for their service during the preceding year (pro rated for partial year service). Effective with the award to be granted in 2001, for Board service in 2000, the Plan has been amended to increase the annual award from 700 to 1,500 shares. Additionally, one half of the annual non-employee director retainer fee is paid in CVS common stock. Directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited annually with dividend equivalents.

           As of January 1, 2000, our directors had deferred receipt of shares of common stock as follows: Mr. Applebaum, 2,694 shares; Mr. Bloostein, 12,078 shares; Mr. Cornwell, 6,275 shares; Mr. Gerrity, 3,272 shares; Mr. Goldstein, 848 shares; Mr. Joyce, 8,684 shares; Mr. Lautenbach, 8,872 shares; Mr. Murray, 4,857 shares; Ms. Rosenberg, 4,106 shares; and Mr. Seidenberg, 8,367 shares.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

           We have purchased directors and officers liability insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. The pension trust liability insurance covers the actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA. All of these insurance policies expire on June 30, 2001. The aggregate premium for the directors and officers liability coverage is $1,187,500 and for the pension trust liability coverage is $166,092. We expect to renew or replace the liability insurance coverage when the policies expire.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Mr. Terrence Murray, Chairman and Chief Executive Officer of FleetBoston Financial Corporation ("Fleet") and a director of CVS, serves on CVS' Compensation Committee. Mr. Thomas Ryan, Chairman and Chief Executive Officer and a director of CVS, serves on the Board of Directors of Fleet, but does not serve on Fleet's Compensation Committee.

SHARE OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

          The following table shows the share ownership, as of January 24, 2000, of each director, each executive officer named in the Summary Compensation Table appearing on page 14, and all directors and executive officers as a group, based on information provided by these individuals. Each individual (except Mr. Applebaum, if shares relating to a forward purchase contract are included in the calculation) beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.


            -------------------------------------------------------------------------------
                                                            Ownership of Common Stock(1)
            -------------------------------------------------------------------------------
             Name                                           Number                  Percent
            -------------------------------------------------------------------------------
             Eugene Applebaum                             7,323,530 (1)(6)(9)        1.82%
             Allan J. Bloostein                              13,244 (1)(6)              *
             Charles C. Conaway                             663,368 (1)(2)(3)(4)(5)     *
             W. Don Cornwell                                  7,329 (1)(6)              *
             Thomas P. Gerrity                               39,254 (1)(6)              *
             Stanley P. Goldstein                         1,702,403 (1)(3)(4)(6)(7)     *
             Marian L. Heard                                    564                     *
             William H. Joyce                                 8,943 (1)(6)              *
             Terry R. Lautenbach                             41,605 (1)(6)              *
             Larry J. Merlo                                 259,394 (1)(2)(3)(4)(5)     *
             Terrence Murray                                  6,028 (6)(8)              *
             Daniel C. Nelson                               565,231 (1)(2)(3)(4)        *
             David B. Rickard                                14,024 (2)                 *
             Sheli Z. Rosenberg                              14,207 (6)                 *
             Thomas M. Ryan                               1,149,655 (1)(2)(3)(4)        *
             Ivan G. Seidenberg                               9,240 (1)(6)              *
             All directors and executive officers        11,947,808 (1)(2)(3)(4)(5)  2.94%
             (as a group 20 persons)                                (6)(7)(8)(9)
            -------------------------------------------------------------------------------


* Less than 1%.

(1) Includes shares of common stock not currently owned, but subject to options which were outstanding on January 24, 2000 and were exercisable within 60 days thereafter: Mr. Applebaum, 50,000; Mr. Bloostein, 11,550; Mr. Conaway, 559,733; Mr. Cornwell, 6,930; Mr. Gerrity, 4,620; Mr. Goldstein, 1,371,980;
     Mr. Joyce, 6,930; Mr. Lautenbach, 13,860; Mr. Merlo, 213,484; Mr. Nelson, 509,714; Mr. Ryan, 946,004; Mr. Seidenberg, 9,240; and directors and executive officers as a group, 3,797,276.

(2) Includes shares of common stock granted under the Company's Omnibus Stock Incentive Plan or its 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plans: Mr. Ryan, 156,012; Mr. Conaway, 103,036: Mr. Nelson, 47,629; Mr. Merlo, 39,107; Mr. Rickard, 10,796; and executive officers as a group, 392,842.

(3) Does not include shares of common stock receivable upon the lapse of restrictions on restricted stock or the exercise of options but deferred pursuant to the Company's Deferred Stock Compensation Plan: Mr. Ryan 65,296 shares; Mr. Goldstein, 44,510; Mr. Conaway 35,135 shares; Mr. Nelson, 28,263 shares; Mr. Merlo, 11,005 shares; all directors and executive officers as a group, 184,209.

(4) Does not include 5,155,041 shares of ESOP preference stock held as of January 24, 2000 by the ESOP, which was established in 1989. As of December 31, 1999, the last date on which an allocation was made, shares had been allocated as follows: Mr. Goldstein, 1,044 shares; Mr. Ryan, 1,013 shares; Mr. Conaway, 383 shares; Mr. Nelson, 318 shares; Mr. Merlo, 682 shares; and executive officers as a group, 3,805 shares.

(5) Includes 208,163 shares of Employee Stock Purchase Plan ("ESPP") common stock held as of January 24, 2000 by the ESPP, which was established in 1999. As of December 31, 1999, the last date on which a purchase was made, shares had been purchased as follows: Mr. Conaway, 599 shares; Mr. Merlo, 469 shares; and executive officers as a group, 1,592 shares.

(6) Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Applebaum, 2,694 shares; Mr. Bloostein, 12,078 shares; Mr. Cornwell, 6,275 shares; Mr. Gerrity, 3,272 shares; Mr. Goldstein, 848 shares; Mr. Joyce, 8,684 shares; Mr. Lautenbach, 8,872 shares; Mr. Murray, 4,857 shares; Ms. Rosenberg, 4,106 shares; Mr. Seidenberg, 8,367 shares; and non-employee directors as a group, 60,053.

(7) Includes 40,000 shares held by Mr. Goldstein's wife and 10,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins' adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.

(8) Includes 1,670 shares held by a charitable foundation and 740 shares held by a limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

(9) Includes 7,273,530 shares beneficially owned by Mr. Applebaum as Trustee for the Eugene Applebaum Revocable Living Trust (the "Trust") and pledged as security relating to a forward purchase contract obligating the Trust to deliver cash or up to that number of shares on or about May 15, 2001.

 SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

           We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than five percent of our voting securities as of January 24, 2000. According to the most recent Schedule 13G filed by the owner (other than the ESOP) with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.


       -----------------------------------------------------------------------------------------------------
                                 Name and Address of                      No. of shares      Percent of
       Title of Class            Beneficial Owner                      beneficially owned    class owned (1)
       -----------------------------------------------------------------------------------------------------
       Common stock              FMR Corp.(2)                              51,708,028           12.83%
                                 82 Devonshire Street
                                 Boston, MA 02109

       Series One ESOP           CVS Corporation and Subsidiaries           5,155,041             100%
         convertible             Employee Stock Ownership Plan Trust
         preference stock        c/o Bank of New York, as Trustee
                                 48 Wall Street
                                 New York, NY 10005
       -----------------------------------------------------------------------------------------------------


(1) This calculation is based on all outstanding shares of common stock and ESOP preference stock as of January 24, 2000. FMR Corp. and the ESOP own approximately 12.47% and 2.86%, respectively, of the total votes represented by CVS' voting securities.

(2) Information based on Schedule 13G dated February 14, 2000. FMR Corp., a parent holding company, and/or its subsidiaries have sole voting power with respect to 1,709,741 of such shares and sole dispositive power over all of these shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of four directors, none of whom is an officer or employee of CVS or its subsidiaries. The Committee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation. The Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 14, participate.

COMPENSATION POLICIES

          The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

     |X| Support, communicate and drive achievement of CVS' business strategies and goals;

     |X| Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

     |X| Motivate high performance among executive officers in an entrepreneurial incentive-driven culture;

     |X| Closely align the interests of executive officers with stockholders' interests; and

     |X| Reward results achieved short-term and, in the long-term, stockholder value creation.

          The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS' short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

          In 1999, the Committee engaged a compensation consulting firm to assist it in the ongoing administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for the key management group, including our Chief Executive Officer and the other executive officers named in the Summary Compensation Table. Their salaries and other compensation awards were compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS' high-growth strategy. This comparison included compensation levels reported for senior executives of 21 consumer goods companies, including 11 retailers (two of which are drug chains) with sales ranging from approximately $7 billion to $38 billion. Eleven of the companies in this survey group are included in the S&P Retail Stores Composite Index used in the Stock Performance Graph on page 17. The 1999 compensation program for CVS' executive officers named in the Summary Compensation Table resulted from the Committee's review of this information.

          For 1999, executive officer compensation consisted of base salaries, cash bonuses based on annual performance, long-term performance shares and stock options. Total compensation levels for 1999 generally were targeted at the 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders.

BASE SALARIES

          The Committee periodically reviews base salaries and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 1999, as part of the overall review of the CVS compensation program, salaries of most of the executive officers were increased in light of market data, as well as to provide merit increases and to reflect promotions and increased responsibilities. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. Effective April 1, 1999, salaries for Messrs. Ryan, Conaway, Merlo and Nelson were $975,000, $650,000, $470,000 and $470,000, respectively. Mr. Rickard was hired in September 1999 at an annual salary of $575,000.

ANNUAL INCENTIVE AWARDS

          CVS maintains an annual incentive plan that rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the "Normal Award." In 1999, Normal Awards payable in cash (subject to elective deferral) were 115% of base salary for the Chairman and Chief Executive Officer, 100% of base salary for the President and Chief Operating Officer and up to 90% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives, and smaller or no awards if performance falls below such objectives.

          For 1999, the Committee determined the Chairman and Chief Executive Officer's incentive awards based on pre-established objectives for CVS' consolidated earnings before federal income taxes ("EBIT") and return on net assets ("RONA"). Based on such returns, and the Committee's conclusion that the objectives relating to such strategic goals were met, the Chairman and Chief Executive Officer's annual incentive was payable at 153% of his Normal Award for 1999. In addition to his regular cash incentive determined based on the above EBIT and RONA objectives, the Committee also made an incremental cash award to the Chief Executive Officer in recognition for his contribution to CVS' 1999 earnings per share performance. Consequently, the Chairman and Chief Executive Officer's annual cash incentive was payable at approximately 165% of his normal award for 1999. This amount is reflected in the bonus column of the Summary Compensation Table.

          Annual incentive awards for 1999 payable to other named executive officers were based on the same EBIT and RONA objectives. Accordingly, annual incentives were generally payable at a rate of 153% of the Normal Award for 1999. These amounts are reflected in the bonus column of the Summary Compensation Table for each of the other executive officers, other than Mr. Merlo. For Mr. Merlo, in addition to his regular cash incentive determined based on the above EBIT and RONA objectives, the Committee made an incremental cash award in recognition of his outstanding contribution to the profitability of store operations. Consequently, Mr. Merlo's annual cash incentive was payable at approximately 171% of his normal award for 1999. This amount is reflected in the bonus column of the Summary Compensation Table.

STOCK OPTIONS

          The Committee believes strongly in the use of equity-based compensation to help reinforce executives' focus on the importance of returns to stockholders. Therefore, the Committee has incorporated equity-based incentives into the executive compensation program in several ways. A key element of this program is stock options. In 1999, the Committee continued its general policy of making annual stock option grants to executives and key employees. Stock option grants to the Chairman and Chief Executive Officer and the other named executive officers are shown in the Summary Compensation Table on page 14 and the Stock Option Grant Table on page 16. The stock options awarded in 1999 generally become exercisable 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. In 1999, the Committee granted options to 671 key employees below the executive officer level. The Committee expects to continue to make annual option grants. Additionally, in 1999 the Committee approved a new stock option award program for full-time pharmacists and store managers. The first award distribution for this program was in January 2000, with subsequent distributions expected to occur approximately every other year.

LONG-TERM PERFORMANCE SHARE PLAN

          In 1999, CVS implemented a Long-Term Performance Share Plan. This Plan, which is a sub-plan of the Company's 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit growth. It uses both an internal measure of success - earnings per share ("EPS") compound annual growth rate - as well as an external validation of success
      - CVS stock price.

          The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target number of shares of CVS stock. At the end of each cycle, the actual number of shares awarded may be higher or lower than the target number, depending upon performance relative to a predetermined goal of growth in EPS. Final awards will be paid 50% in shares of CVS stock and 50% in cash (based upon the value of the shares earned at the end of the performance cycle).

          The first full performance cycle is from 1999 through 2001. The cycle provides for target awards of 21,175 shares for the Chairman and Chief Executive Officer, 10,500 shares for the President and Chief Operating Officer and 6,000 shares for other executive officers of CVS.

          To introduce the Plan and provide competitive total compensation opportunities, a transitional ("bridge") cycle was implemented, covering the calendar year 1999 payable the first quarter of 2000. Based on EPS growth relative to the goal established at the beginning of 1999, actual awards for this first cycle, which were stated as a dollar value versus number of shares, were equal to 150% of target. Payments were made 50% in CVS shares and 50% in cash. These amounts are reflected in the "All Other Compensation" column of the Summary Compensation Table.

PARTNERSHIP EQUITY PROGRAM

          The Partnership Equity Program was implemented for key management in 1997 as a major element in CVS' executive compensation program. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial "at risk" personal equity investment in CVS common stock. The Committee believes that the Program, along with stock ownership guidelines for officers, will strongly link the economic interests of key managers with each other and with CVS stockholders, provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assure key management stability, retention, motivation and long-term focus on corporate strategy.

          Under the Program, more than 50 key managers of CVS, including its executive officers, were given the opportunity in 1997 and 1998 to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date) was payable from each participant's personal funds, without loans or guarantees by CVS, including by application of certain payouts from other compensation programs. For each share purchased (up to certain individual dollar limits), the Committee made a matching grant of one deferred share; such deferred shares vest (become non-forfeitable) at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee granted stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of years three, four and five following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

          In 1999, the program continued for newly hired key employees or newly promoted senior executives. Participants from 1997 and 1998 continued to have awards vest under the program, but no additional personal contributions or awards were made.

          The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation on those holdings or grants when making option, restricted stock, Partnership Equity Program or Long-Term Performance Share Plan award determinations.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

          Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

          The Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance based compensation not subject to the limitation on deductibility. The Committee believes that stock options granted under prior plans also qualify as performance based compensation under Section 162(m), and other steps, such as deferral arrangements, can be used to avoid or minimize any loss of deductibility. Nevertheless, maintaining tax deductibility is but one consideration among many - and is not the most important consideration - in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interests of CVS and is stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

      Terry R. Lautenbach, Chair                                Terrence Murray
      Allan J. Bloostein                                     Sheli Z. Rosenberg

SUMMARY COMPENSATION TABLE

          The following Summary Compensation Table shows information about the compensation received by CVS' Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 1999 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended January 1, 2000.



   ----------------------------------------------------------------------------------------------------------------------
                                                                                Long Term Compensation
                                                                                ----------------------
                                                                                        Awards
                                                                                        ------
                                                  Annual Compensation
                                                                             Restricted        Securities     All Other
                                                                            Stock Awards       Underlying     Compensa-
   Name and Principal Position(s)       Year       Salary($)      Bonus($)     ($)(1)         Options(#)(2)   tion ($)(3)
   ----------------------------------------------------------------------------------------------------------------------
   Thomas M. Ryan (4)                   1999        956,250      1,850,000             --        150,000       1,510,483
      Chairman of the Board and         1998        900,000      1,103,250      3,485,438        795,660          12,148
      Chief Executive Officer           1997        700,000      1,052,950      1,710,000        391,320           7,072

   Charles C. Conaway (4)               1999        637,500        995,345             --         85,000        909,298
      President and                     1998        600,000        664,100      2,199,500        352,190         11,210
     Chief Operating Officer            1997        500,000        670,310      1,146,900        304,360          7,050

   David B. Rickard (5)                 1999        191,667        792,448             --        125,760        450,000
     Executive Vice President and
     Chief Financial Officer

   Daniel C. Nelson (6)                 1999        470,000        647,740             --         25,000        459,748
      Executive Vice President--        1998        470,000        335,580        473,720        108,690         25,994
      Marketing                         1997        425,000        603,280        902,200        217,400          7,094

   Larry J. Merlo                       1999        465,000        725,000             --         25,000        459,862
      Executive Vice President--        1998        450,000        321,200        737,325        165,220         11,887
      Stores                            1997        350,000        391,020        495,500        130,460          7,027
   ----------------------------------------------------------------------------------------------------------------------



(1) Recipients of restricted stock grants forfeit such stock if they cease to be employees of CVS within five years from the date of grant, subject to accelerated vesting in certain events. All disclosed restricted stock awards currently outstanding are either (i) performance-based restricted stock which is contingent upon meeting one year performance objectives and subject to a three-year holding period from the date of grant, (ii) restricted stock that vests over either a three or four year-period based on continuing employment, or (iii) matching restricted stock units that vest on the fifth anniversary of the date of the grant based on continuing employment. Based on the number of shares of restricted stock earned at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. On December 31, 1999, the last trading day of CVS' fiscal 1999, the following persons had the right to receive restricted stock with the specified market value based on the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on such date: Mr. Ryan, 156,012 restricted shares having a market value of $6,133,222; Mr. Conaway, 103,036 restricted shares having a market value of $4,050,603; Mr. Rickard, 10,796 restricted shares having a market value of $424,418; Mr. Nelson, 47,629 restricted shares having a market value of $1,872,415; and Mr. Merlo, 39,107 restricted shares having a market value of $1,537,394.

(2) Options outstanding have been adjusted to account for (i) the spin-off of Footstar, Inc. on October 12, 1996 and (ii) CVS' two-for-one stock split on June 15, 1998. Options granted in 1999 to Messrs. Ryan, Conaway, Nelson and Merlo will become exercisable in three installments beginning on the second anniversary of the grant; options granted in 1999 to Mr. Rickard will become exercisable in three annual installments beginning on the third anniversary of the grant date; options granted in 1998 to Messrs.

     Ryan and Merlo will become exercisable in three annual installments beginning on the third anniversary of the grant; options granted in 1998 to Mr. Conaway will become exercisable in two annual installments on the third and fifth anniversaries of the grant. Options granted in 1997 become exercisable in three annual installments beginning on the third anniversary of the date of grant.

(3)  For 1999, includes $3,334, $2,857, $2,400, $3,200 contributed under CVS'
     401(k) match to the 401(k) Profit Sharing Plan for Messrs. Ryan, Conaway, Nelson and Merlo; an estimated 31.483 ESOP shares based on a value of $39.3125 per share (total value $2,864) contributed under the ESOP for each of the named executives; an estimated 25.996 ESOP shares based on a market value of $39.3125 per share (total value $2,365) attributable to the Profit Sharing allocation made to the ESOP for each of the named executives; and $1,920, $1,212, $2,119 and $1,432 paid in life insurance premiums for Messrs. Ryan, Conaway, Nelson and Merlo, respectively. For 1999 also includes 1999 Long-Term Performance Share Plan "bridge" period values of $1,500,000, $900,000, $450,000, $450,000 and $450,000 for Messrs. Ryan,
     Conaway, Rickard, Nelson and Merlo, respectively.

(4) In April 1999, Mr. Ryan succeeded the retiring Stanley Goldstein as Chairman of the Board of CVS, and Mr. Conaway, formerly Executive Vice President and Chief Financial Officer of CVS, became President and Chief Operating Officer of CVS.

(5)  Mr. Rickard joined CVS in September 1999.

(6)  Mr. Nelson resigned from his position with the Company in February 2000.

STOCK OPTIONS

OPTION GRANTS IN FISCAL YEAR ENDING JANUARY 1, 2000

      The following table shows the stock options awarded to the named executive officers in fiscal 1999.


-----------------------------------------------------------------------------------------------------
                                              Individual Grants(1)
                      ---------------------------------------------------------------
                          No. of        Percentage of                                     Present
                        Securities      Total Options                                     Value on
                        Underlying       Granted to                                       Date of
                      Options Granted   Employees in       Exercise                       Grant(3)
    Name                    (#)         Fiscal Year(2)     Price($)   Expiration Date        $
-----------------------------------------------------------------------------------------------------
Thomas M. Ryan            150,000            7.02%          50.00        3/10/2009       2,490,000

Charles C. Conaway         85,000            3.98%          50.00        3/10/2009       1,411,000

David B. Rickard          125,760(4)         5.88%          41.75        9/01/2009       2,087,616

Daniel C. Nelson           25,000            1.17%          50.00        3/10/2009         415,000

Larry J. Merlo             25,000            1.17%          50.00        3/10/2009         415,000
-----------------------------------------------------------------------------------------------------


(1)  Except as otherwise indicated, these options become exercisable as follows:
     50% on second anniversary of the grant date; 25% on third and fourth anniversaries of the date of grant.

(2) Based on options to purchase 2,135,850 shares granted to all employees during 1999.

(3) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted which expire on 3/10/2009 include the stock's expected volatility rate of 25.6%, a projected dividend yield of 0.52% and a risk-free rate of return of 5.33%. Both grants assume a projected time of exercise of 7 years and a projected risk of forfeiture rate for vesting period of 5% per annum. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

(4) Options granted to Mr. Rickard become exercisable in three annual installments beginning on the third anniversary of the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDING JANUARY 1, 2000 AND YEAR-END OPTION VALUES

           The following table shows, for the named executive officers, the stock options exercised during fiscal 1999 and the values of unexercised options as of January 1, 2000.


-----------------------------------------------------------------------------------------------------------
                                                       Number of Securities
                                                       Underlying Unexercised        Value of Unexercised
                          Shares                            Options at               In-the-Money Options
                         Acquired       Value          Fiscal Year-End(#)(1)       at Fiscal Year-End($)(2)
Name                   On Exercise(#)   Realized($)   Exercisable/Unexercisable   Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------------
Thomas M. Ryan             4,388         86,196        815,564/1,452,468            18,394,718/10,704,386
Charles C. Conaway        21,376        553,113          458,280/818,542             10,379,010/7,502,449
David B. Rickard               0              0                0/125,760                              0/0
Daniel C. Nelson          11,000        406,383          437,248/428,082              9,905,820/5,570,066
Larry J. Merlo                 0              0          169,998/349,552              3,825,259/3,151,047
-----------------------------------------------------------------------------------------------------------



(1) Adjusted to account for the spin-off of Footstar on October 12, 1996 and CVS' two-for-one stock split on June 15, 1998.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $39.3125, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 31, 1999. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDERS' RETURN AMONG CVS, S&P RETAIL COMPOSITE AND S&P 500

           The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor's 500 Index; and (3) Standard & Poor's Retail Composite Index (which includes 37 retail companies).

                                 CVS CORPORATION

              COMPARISON OF CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                   DECEMBER 31, 1994 THROUGH DECEMBER 31, 1999


                                (GRAPH OMITTED)


          ---------------------------------------------------------------------------------------------------------
                                                                Year End
                                            --------------------------------------------------
                                             1994     1995    1996     1997     1998     1999       Compound Annual
                                                                                                     Return Rate
          ---------------------------------------------------------------------------------------------------------
          CVS Corporation                   $100.0     $104    $164     $257     $443     $323           26.4%
          S&P 500*                           100.0      138     169      226      290      351           28.5%
          S&P Retail Stores Composite*       100.0      112     132      191      308      373           30.1%
          ---------------------------------------------------------------------------------------------------------


            * Index includes CVS.

           The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

CERTAIN EXECUTIVE ARRANGEMENTS

CHANGE IN CONTROL POLICY

          The Change in Control Policy for Select Senior Executives of CVS provides that in the event of a change of control (as defined in the Policy) and subsequent termination of employment by CVS other than for cause, or by the executive with good reason (as defined in the Policy) within 24 months of a change in control, the executive officers listed in the Summary Compensation Table on page 14 will be entitled to receive from CVS a single sum payment equal to three times the sum of the annual base salary, plus their full normal annual incentive compensation immediately prior to such termination of employment. In addition, upon such a termination of employment, each covered executive will be entitled to remain a participant in all employee welfare benefit plans maintained by CVS at the time of such termination for a period of 24 months after such termination (or if participation is not possible under the terms of any such plan, each executive shall be provided with benefits comparable to the coverage provided by such plan). The Policy also provides that in the event of a change in control, each covered executive shall be fully vested in all shares previously awarded to the executive under the Company's incentive stock plans, without regard to any restrictions previously imposed under the terms of such plans and will be entitled to exercise any options on common stock (whether or not otherwise exercisable). Upon such termination of employment each outstanding option shall remain exercisable until the earlier of six months after termination, provided such exercise does not violate terms of the plan under which the option was granted, or the expiration of the option period specified in the plan. The Change in Control Policy also provides that if payments under such Policy or the Supplemental Executive Retirement Plan described below are subject to the "golden parachute" excise tax under Section 4999 of the Code (which deals with certain payments contingent on a change in control), CVS will make an additional payment to the covered executive in respect of such tax.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the "Supplemental Retirement Plan"). The Supplemental Executive Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company's restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the "New Benefit Formula"). Under the New Benefit Formula, executives selected for participation (including Messrs. Ryan, Conaway, Nelson, Merlo and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Supplemental Retirement Plan) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS' qualified plans, social security or other retirement benefits. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

          The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.


       -------------------------------------------------------------------------------------------------
                                      ESTIMATED AMOUNT OF RETIREMENT BENEFITS BASED ON SERVICE
                           -----------------------------------------------------------------------------
       COMPENSATION        5 YEARS          10 YEARS         15 YEARS         20 YEARS         30 YEARS
       -------------------------------------------------------------------------------------------------
       $  600,000          $ 48,000         $ 96,000         $144,000         $192,000         $ 288,000
       -------------------------------------------------------------------------------------------------
       $  800,000          $ 64,000         $128,000         $192,000         $256,000         $ 384,000
       -------------------------------------------------------------------------------------------------
       $1,000,000          $ 80,000         $160,000         $240,000         $320,000         $ 480,000
       -------------------------------------------------------------------------------------------------
       $1,300,000          $104,000         $208,000         $312,000         $416,000         $ 624,000
       -------------------------------------------------------------------------------------------------
       $1,600,000          $128,000         $256,000         $384,000         $512,000         $ 768,000
       -------------------------------------------------------------------------------------------------
       $1,900,000          $152,000         $304,000         $456,000         $608,000         $ 912,000
       -------------------------------------------------------------------------------------------------
       $2,200,000          $176,000         $352,000         $528,000         $704,000        $1,056,000
       -------------------------------------------------------------------------------------------------



          Final compensation for purposes of the New Benefit Formula is the average of the executive's three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the salary and bonus columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Conaway, Nelson and Merlo as of December 31, 1999 were 24, 7, 6, and 21 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

          The benefit formula in place prior to amendment of the Supplemental Retirement Plan (the "Prior Benefit Formula") continues to apply to certain other executives who have terminated employment with a vested benefit. The Prior Benefit Formula provides that an executive officers with at least 10 years of credited service will receive upon retirement at or after age 60 an annual benefit equal to 50% of final compensation less any amounts provided by other retirement programs of CVS or programs of other companies (but without deduction for social security). In the case of retirement at or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a change in control (as defined in the Supplemental Retirement Plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing 10 years of credited service.

          Under the Prior Benefit Formula, Mr. Goldstein was entitled to retire with an annual benefit of approximately $777,590, computed under a straight life annuity formula. Final compensation for purposes of the Prior Benefit Formula is the final year of salary plus targeted annual incentive bonus for his final year. In the event of a change in control, benefits would be payable under the Prior Benefit Formula upon subsequent termination of employment on a lump sum basis. In October 1998, Mr. Goldstein elected to waive his rights to his accrued SERP benefit. In lieu of the SERP benefit, CVS purchased split dollar life policies on the lives of Mr. and Mrs. Goldstein and agreed to pay the premiums over the next 7 years with a guarantee of premium refund to CVS after 15 years.

          Benefits under the New Benefit Formula and the Prior Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivors forms of payment of equivalent actuarial value may be elected.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

          CVS has entered into employment agreements with Messrs. Ryan, Conaway, Rickard, Nelson and Merlo. These employment agreements supersede the Change in Control Policy, described above, as it relates to such executives.

          The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Compensation Committee. Base salaries are, as of year end 1999, $975,000, $650,000, $575,000, $470,000 and 470,000 for Messrs. Ryan,
      Conaway, Rickard, Nelson and Merlo, respectively. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses, and other benefits for 36 months in the case of Mr. Ryan and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive's employment is terminated by CVS without "cause" or voluntarily by the executive due to a "constructive termination without cause"; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive's base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support;
      (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentive opportunity as a percent of their base salaries.

          A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS' board of directors, certain mergers and consolidations of CVS or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of CVS. "Constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

          If payments under the employment agreements following a change in control are subject to the "golden parachute" excise tax, CVS will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive's assertion of rights is in good faith and not frivolous.

          The employment agreement with Mr. Ryan relates to his employment as an executive officer of CVS Corporation and CVS Pharmacy, Inc., and his agreement to serve as a director of CVS Corporation. The employment agreements with Messrs. Conaway, Rickard, Nelson and Merlo relate to their employment as executive officers of CVS Corporation.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

           In connection with the CVS/Arbor merger, in March 1998 CVS entered into a five year consulting agreement with Mr. Eugene Applebaum, the former Chairman and Chief Executive Officer of Arbor and a present director of CVS. Under the consulting agreement, Mr. Applebaum provides consulting services to CVS with respect to certain real estate matters and other mutually agreeable matters. For his services, Mr. Applebaum receives consulting fees of $450,000 per year. Mr. Applebaum also receives a payment of $25,000 upon the opening, relocation or acquisition of each store in Michigan or the Toledo metropolitan area during the term of the agreement. Additionally, during the term of the agreement, CVS provides office space, secretarial and support services, and a U.S. automobile comparable to those provided by Arbor to Mr. Applebaum at the time of the merger. CVS also reimburses Mr. Applebaum for all reasonable business expenses incurred by him in connection with carrying out CVS' business. Pursuant to the consulting agreement, CVS has paid for health insurance benefits available to Mr. Applebaum and his spouse under his Arbor change in control agreement for two years after the CVS/Arbor merger (through March 31, 2000). Thereafter, CVS will continue to provide such health insurance benefits to Mr. Applebaum and his spouse until their deaths, but Mr. Applebaum and his spouse will be responsible for the costs of maintaining such coverage. CVS has agreed to indemnify and hold Mr. Applebaum harmless against all cost, expense, liability and loss relating to his consulting services, to the same extent as CVS indemnifies its other directors and senior executive officers.

           Upon completion of the CVS/Arbor merger, CVS succeeded to Arbor's interests in three drugstores that leased space from a general partnership of which Mr. Applebaum is the majority partner. During 1999, CVS lease payments to this partnership were approximately $305,000. In September 1999, the partnership sold two of these properties to CVS for an aggregate purchase price of $3,300,000, and sold the third property to an entity unaffiliated with CVS or Mr. Applebaum. Also as a result of the merger, CVS succeeded to Arbor's interest in a fourth drugstore that leased space from a partnership of which Mr. Applebaum is a limited partner. During 1999, CVS lease payments to this partnership amounted to approximately $58,500. In November 1999, CVS paid the partnership $125,000 to terminate this lease in connection with the relocation of the drugstore. Finally, as a result of the merger, CVS succeeded to Arbor's interest in a fifth drugstore that leases space from a limited liability company in which Mr. Applebaum's son-in-law owns a minority interest. During 1999, payments to the limited liability company amounted to approximately $16,000 (occupancy commenced in November 1999 at an annual rent of $179,700).

           In addition, Messrs. Eugene and Lawrence Goldstein, the sons of Stanley Goldstein, a director of the Company, each own minority interests in entities involved in the lease or development of five CVS drugstores. These interests are described more fully in the paragraph below.

           CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Lawrence Goldstein each own 30%. During 1999 CVS lease payments to this limited liability company amounted to approximately $103,000 (occupancy commenced in June 1999 at an annual rent of $179,550). In 1999 CVS also entered into a single-store lease with a company of which Messrs. Eugene and Lawrence Goldstein together own a 20% interest. CVS estimates that annual rent under this lease will be approximately $501,000 and will commence in early- to mid-2000. In addition, three companies in which Messrs. Eugene and Lawrence Goldstein own minority interests have each agreed to develop a CVS store project for a fixed fee. The companies will not retain an ownership interest in these store projects. The aggregate fees paid by CVS to these companies in 1999 were $300,000 plus expenses. An additional $325,000 is expected to be paid to these companies in 2000 or 2001. All of the transactions described in this paragraph were approved in the ordinary course of business by the

      CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

           We have appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 30, 2000. We are submitting this selection to you for your approval. KPMG audited the Company's financial statements for the fiscal year ended January 1, 2000. Representatives of KPMG will be at the Annual Meeting to answer your questions.

           If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

           The Board of Directors recommends a vote FOR this proposal.

ITEM 3:  OTHER MATTERS
--------------------------------------------------------------------------------

           We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

AUDIT COMMITTEE REPORT

           The Audit Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the fiscal year ended January 1, 2000 (the "audited financial statements").

           |X| The Committee has reviewed and discussed the audited financial statements with management;

           |X| The Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61;

           |X| The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company; and

           |X| Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, for filing with the U.S. Securities and Exchange Commission.

      William H. Joyce, Chair
      W. Don Cornwell
      Thomas P. Gerrity
      Marian L. Heard

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10 percent of our common stock ("reporting persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange ("NYSE"). These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

           Mr. Murray filed a Form 4 two business days late in December 1999, and amended the same Form 4 in February 2000. The Form 4 reported November 1999 acquisitions of CVS stock by Mr. Murray and two related entities.

PROXY SOLICITATION

           We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a customary fee, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

STOCKHOLDERPROPOSALS FOR OUR ANNUAL MEETING IN 2001

           If you want to submit a proposal for possible inclusion in our proxy statement for the 2001 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 10, 2000.

                              Thomas M. Ryan
                              CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

      March 9, 2000

                                    EXHIBIT A

                           CVS Audit Committee Charter

                           CVS AUDIT COMMITTEE CHARTER

I.      STATEMENT OF POLICY

        A. The Board of Directors (the "Board") of CVS Corporation ("CVS" or the "Corporation") has oversight responsibilities with respect to the Corporation's maintenance of an adequate system of internal control and financial reporting. Through this charter, the Board delegates certain duties and responsibilities to its Audit Committee (the "Committee") to assist it in fulfilling these responsibilities.

        B. The Board recognizes that an informed and vigilant Audit Committee represents an effective influence for ensuring adequate internal controls and accurate and complete financial reporting. The members of the Committee are expected to discharge their duties with the same good faith, diligence, care and skill exercised in performing their duties as Directors of the Corporation.

II.     ORGANIZATION AND GENERAL

         A. The Committee will consist of at least three independent directors of the Corporation. To be considered independent, a member must be a non-management director, free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. As a minimum, members of the Committee:

                  1. Must not be, or have been, employed by CVS or its affiliates for any of the past six (6) years.

                  2. Must be compensated only for Board services and or benefit under a tax qualified retirement plan.

                  3. Must not be an immediate family member of an individual who is, or who has been, an executive officer of CVS or its affiliates in any of the last five years.

                  4. Must not be a partner in, or a controlling shareholder or an executive officer of, any organization which has a business relationship with CVS or has had a business relationship in any of the last three (3) years.

                  5. Must not be an executive of another company where any of CVS' executives serve on that company's compensation committee.

        B.        Members will be, or shortly will become, financially literate.
                  Financial literacy will be defined by the Board.

        C. At least one member will have accounting or related financial management expertise, as defined by the Board.

        D. The Committee shall have a Chairman, appointed by the Board. A record of the Committee's proceedings will be kept.

        E. The Committee shall meet sufficiently often to review the annual and quarterly financial statements, the activities and reports of the internal auditor and the independent auditor, and other matters requiring consideration by the Committee. The Committee's Chairman may call other meetings during the year as necessary.

        F. The Committee shall have the power to adopt its own operating rules and procedures and to call upon assistance from officers and employees of the Corporation. The Committee shall report its activities to the full Board following each meeting of the Committee to keep the Board informed of Committee activities and findings on a current basis.

III.    OBJECTIVES

        A.        The primary responsibilities of the Committee are to:

                  1. Oversee the financial reporting process and internal control systems.

                  2. Oversee the audit function, both independent and internal.

                  3. Oversee the annual consolidated financial statements and quarterly financial statements are prepared in accordance with GAAP.

                  4.      Oversee and supervise special investigations.

                  5. Recommend to the Board the appointment of independent auditors and annually evaluate their independence.

                  6.      Review compliance with the Corporate Code of Conduct.

                  7.      Approve audit plan of internal audit group.

                  8. Annually review and assess the adequacy of this charter, amend it as appropriate, and seek and receive Board approval of the proposed changes.

IV.     AUTHORITY

        A. To discharge its oversight responsibilities effectively, the Committee will maintain open lines of communication with the Chief Financial Officer, chief internal auditor, and with the Corporation's independent auditors, each of whom will have free and direct access to the Committee. The Committee has the authority to institute, at its discretion, investigations of suspected improprieties; including the standing authority to retain special counsel or experts.

V.      DUTIES AND RESPONSIBILITIES

        A.        Oversight of Internal Controls

                  The Committee shall provide supervisory oversight for and review the adequacy of the development and maintenance of the system of internal controls. These controls should be designed to assure that assets are safeguarded, transactions are authorized, and that transactions are properly recorded. Senior management, the chief internal auditor, or the independent auditors may be called on to discuss the control systems and changes thereto as may be needed.

        B.        Review of Internal Audit

                  1. The Committee shall review the annual internal audit plan with the chief internal auditor. The review shall focus on the scope and effectiveness of internal audit activities and the department's capability to fulfill its objectives. The Committee shall insure the extent to which the planned audit scope can be reasonably relied upon to detect weaknesses in internal controls.

                  2. Significant findings by the internal audit staff and management's responses should be reviewed.

                  3. The Committee shall review instances of remedial action not being taken by management within appropriate timeframes.

                  4. The Committee shall periodically meet privately with the chief internal auditor and with the independent auditor as considered appropriate.

        C.        Independent Auditors

                  1. Management shall recommend to the Committee the selection, retention, or change in the Corporation's independent auditor. The Committee shall, after due consideration of management's recommendations, make its recommendation to the Board concerning the selection, retention, or change of the independent auditor. The independent auditor is accountable to the Board and the Committee. The Board and the Committee are authorized and responsible for selecting, evaluating, and where appropriate, replacing the outside auditor.

                  2. The independence and objectivity of the independent auditor shall be reviewed annually with management and with the independent auditor. To assist the Committee, management shall inform the Committee of all plans to engage the independent auditor to perform management advisory services or other non-audit services for the Corporation, when the annual costs of such services exceed or can reasonably be expected to exceed the limits established by the Committee.

                  3. The Committee shall meet with the independent auditor prior to the audit examination to discuss the audit plan, including the scope, staffing and timing of the audit, extent of coordination with internal audit, and discussion of prior audit issues and consideration of other issues that may be expected during the upcoming audit.

                  4. The Committee shall meet with the independent auditors subsequent to each audit to review any significant auditing or accounting issues encountered during the audit, and the level of support provided by the Corporation's accounting and internal audit staffs. The independent auditor will also review with the Committee any audit findings concerning the adequacy of the system of internal controls and compliance therewith, including the responses provided by management of any such findings.

                  5. The Committee shall obtain from management a description of issues and responses whenever a second opinion is sought from another independent public accountant.

                  6. The Committee will obtain an annual written statement from the independent auditor delineating all relationships between the auditor and the Corporation. The Committee will also discuss any relationships that may impair the auditor's independence and take such actions, or make recommendations to the Board regarding actions to be taken to remedy such impairment.

        D.        Oversight of Financial Reporting

                  1. The annual audited financial statements and quarterly financial reports of the Corporation shall be reviewed by the Committee. The purposes of the review shall be to evaluate the financial reporting process to reasonably assure that the financial statements fairly present the financial position and results of operations of the corporation in accordance with generally accepted accounting principles, consistently applied. The Committee shall inquire as to the following:

                  a) Significant variations in financial information between reporting periods.

                  b) Changes in accounting standards or rules promulgated by the Financial Accounting Standards Board or the U.S. Securities and Exchange Commission that have an impact on the financial statements.

                  c) Estimates made by management having a material impact on the financial statements.

                  d) Changes in accounting principles adopted by the Corporation which have a significant impact on the financial statements.

        E.        Other

                  1. The Committee will comply with all regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange as they relate to disclosures and corporate governance.

                  2. The Committee shall review annually management's plan for determining compliance with the Corporate Code of Conduct.

                  3. Review significant cases of employee conflict of interest, misconduct, or fraud.

                  4. Review the annual report from the internal auditors covering their review of the officers' travel and entertainment expenses.

                  5. Where appropriate and indispensable to protect the assets of the Corporation and the interests of the stockholders, the Committee shall have the authority to engage adequate resources and have standing authority to initiate investigations, including the authority to retain counsel or other outside experts.

                  6. Where appropriate the Corporation's general counsel and outside counsel will be asked to meet with the Committee. Matters that may have a significant impact on the financial statements will be reviewed.

                  7. Periodically review fees paid for external audit services and other consulting fees.

        Approved by the Board of Directors

                                 CVS CORPORATION
               ANNUAL MEETING OF STOCKHOLDERS OF CVS CORPORATION,
                  WEDNESDAY, APRIL 19, 2000 AT 10:00 A.M. EST
           CVS HEADQUARTERS, ONE CVS DRIVE, WOONSOCKET, RHODE ISLAND,

           THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

         The undersigned hereby appoints each of Thomas M. Ryan and Ivan G. Seidenberg as the undersigned's proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

         ADDITIONAL VOTING INSTRUCTIONS FOR CERTAIN CVS EMPLOYEES: To the extent the undersigned is a participant in the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP") and/or the CVS Corporation and Subsidiaries 401(k) Profit Sharing Plan, (the "Profit Sharing Plan"), the undersigned hereby instructs The Bank of New York:
         (i) as trustee under the ESOP, to vote, as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock of CVS held in the ESOP, and (ii) as administrator of the Profit Sharing Plan, to vote, as indicated on the reverse side, all shares of CVS common stock held in the Profit Sharing Plan, in each case as to which the undersigned would be entitled to give voting instructions if present at the Meeting.

         The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

         THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

         TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

         (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, JUST SIGN BELOW; NO BOXES NEED TO BE CHECKED.

         Item 1.      Election of 11 directors

         FOR / /                    WITHHOLD / /              EXCEPTIONS / /

         Nominees: Eugene Applebaum, W. Don Cornwell, Thomas P. Gerrity, Stanley
         P. Goldstein, Marian L. Heard, William H. Joyce, Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg, Thomas M. Ryan, Ivan G. Seidenberg.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

          -------------------------------------------------------------

                  / / FOR all nominees, except as noted above.

         Item 2. Proposal to ratify the appointment of KPMG LLP as CVS' independent auditors for the year ending December 30, 2000.

         FOR / /                      AGAINST / /                    ABSTAIN / /

         Other Matters. In their discretion, Messrs. Ryan and Seidenberg, as proxies, and/or The Bank of New York, as trustee or administrator, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

         THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

         Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

         Date____________________________________, 2000
         Signature:_____________________________________

         Votes must be indicated (x) in black or blue ink.